Exhibit 99.1

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For Immediate Release                    Media Contact:     William J. Ahearn
                                                            (212) 526-4379

                                         Investor Contact:  Shaun Butler
                                                            (212) 526-8381


                             LEHMAN BROTHERS REPORTS
                     FIRST QUARTER EARNINGS OF $211 MILLION,
                             UP 13% FROM A YEAR AGO


                       Firm Posts Second Best Quarter Ever


NEW YORK, March 19, 1999 -- Lehman Brothers Holdings Inc. (NYSE: LEH) today reported net income of $211 million, or $1.57 per common share (diluted), for the first quarter ended February 28, 1999. Net income increased by 13 percent over the $187 million reported for the first quarter of fiscal 1998. Net income per share increased from $1.44 (diluted) in the year-ago quarter. The results for the fiscal 1999 first quarter were the second best in the Firm's history.

"The first quarter was a very good one for Lehman Brothers," said Richard S. Fuld, Jr., Chairman and Chief Executive Officer. "Across the board, our businesses performed well, with fixed income and equities posting particularly strong results. The factors that contributed to this solid start in fiscal 1999 included continued strong performances by high margin businesses like equities and M&A, a tight rein on expenses, and a diligent
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                                                       First Quarter 1999/page 2

focus on risk management."

Net revenues (total revenues less interest expense) for the first quarter were $1.118 billion, an increase of 7 percent from $1.045 billion in the first quarter of fiscal 1998. The revenue total was also the second highest the Firm has ever posted. Mr. Fuld noted that the revenue gains in the first quarter reflected significant increases in the Firm's institutional customer flow activities across most fixed income and equity products, and significant contributions from M&A advisory. He pointed out that the Firm priced a number of notable equity offerings in February, including three high profile Internet-related initial public offerings. He also noted that the Firm's forward equity underwriting calendar had grown to almost $10 billion of filed and yet-to-be-filed transactions.

Non-interest expenses for the quarter were $809 million, compared with $770 million in the fiscal 1998 first quarter. Nonpersonnel expenses in the fiscal 1999 quarter were $242 million, essentially unchanged from the previous year's first quarter ($240 million), despite continued investments in a number of key strategic businesses and increased technology expenditures related to the Year 2000. Reflecting the Firm's continued successful focus on expense management, nonpersonnel expenses as a percentage of net revenues decreased in the quarter to 21.7 percent from 23 percent a year ago. Compensation and benefits as a percentage of net revenues remained at 50.7 percent for the 16th successive quarter.

For the 1999 first quarter, the Firm's pre-tax operating margin was 27.6 percent, compared with 26.3 percent in the fiscal year-ago first quarter. Return on common equity was 17.2 percent for the quarter ended February 28, 1999, compared with 17.6 percent a year ago, as the Firm's average common equity increased by 13 percent.

As of February 28, 1999, Lehman Brothers stockholders' equity and trust preferred securities totaled $5.96 billion and total capital (stockholders' equity, trust preferred
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                                                       First Quarter 1999/page 3

securities, and long-term debt) was $32.7 billion. Mr. Fuld noted that the Firm's total capital has increased by approximately $4 billion since the end of the fiscal 1998 first quarter. At February 28, 1999, the Firm's net leverage - the ratio of net assets to common and preferred equity - was 20.4X, down from 26.5X at the end of last year's first quarter. Book value per common share was $38.72.

Lehman Brothers is a global investment bank with leadership positions in corporate finance, advisory services, municipal finance and fixed income and equity sales, trading and research. Lehman Brothers serves the financial needs of corporate, government and institutional clients, and high-net-worth individuals through offices in major financial centers worldwide.

                          Financial Statements Attached